EXHIBIT 10.2

CONSULTING AND NON-COMPETITION AGREEMENT

November 1, 2006

To:	Richard L. Edgar

From:	ChoiceOne Financial Services, Inc.

          This confirms our agreement regarding your Consulting and Non-Competition Agreement. This Agreement is offered by ChoiceOne Financial Services, Inc. ("ChoiceOne") following the merger of Valley Ridge Financial Corp. ("Valley Ridge") with ChoiceOne.

          1.          You acknowledge and agree that you have occupied a position of trust with Valley Ridge, its affiliated bank and other direct and indirect affiliates and have had access to the confidential information of these entities, including but not limited to marketing and sales plans, financial information, and customer information including contact names and needs (the "Valley Ridge Confidential Information"). You acknowledge and agree that ChoiceOne has acquired the Valley Ridge Confidential Information and that it is valuable to ChoiceOne. You further agree that, in your employment with ChoiceOne, ChoiceOne Bank and/or any of their affiliates, you will have access to the confidential information of ChoiceOne, ChoiceOne Bank, and their affiliates including but not limited to marketing and sales plans, financial information, and customer information including contact names and needs. The collective confidential information of Valley Ridge, ChoiceOne, ChoiceOne Bank and their affiliates is referred to as the "Confidential Information." You agree not to use or disclose the Confidential Information except in the proper course of your employment with, service as a director of, or service as a consultant to ChoiceOne, ChoiceOne Bank or their affiliates or as required by law. Confidential Information shall not include information in the public domain or information acquired by you from a third party having no obligation of confidentiality to Valley Ridge, ChoiceOne, ChoiceOne Bank or their affiliates and who did not obtain the information as a result of a breach of such a confidentiality agreement.

          2.          Upon your termination of employment or the termination of your services as a consultant, you agree to immediately return all property of Valley Ridge, ChoiceOne, ChoiceOne Bank and/or their affiliates in your possession, including, but not limited to, the Confidential Information, keys, files, correspondence, business notes, memoranda, documents, and all other materials relating to the business, except as necessary to carry out your duties as a director for as long as you continue to serve as a director. You agree not to make, keep, or deliver to anyone else photocopies or other facsimiles of such materials.

          3.          In consideration of this Agreement, you agree that, for a three-year period beginning with the date of closing of the transaction, you will not engage in any Prohibited Activity within the Restricted Area, whether as an employee, agent, consultant, representative, joint-venturer, owner or otherwise. "Prohibited Activity" means any financial activity conducted by a bank or other financial institution that offers services or products offered by or through

ChoiceOne or any of its affiliates. In addition, during the three-year period, you agree to not be employed by, invest in (except that you may passively hold less than 5% of the stock of a company), consult for or work in any manner with any organization engaged in any Prohibited Activity within the Restricted Area. The "Restricted Area" of this non-competition provision includes Kent, Newaygo, Muskegon, Mecosta, Ottawa, Allegan, Barry, Clare, Ionia, Isabella, Lake, Mason, Montcalm, Oceana, and Osceola Counties.

If a court of competent jurisdiction finds any portion of this non-competition provision to be unenforceable, the court may revise this Agreement to make the provision enforceable to the greatest extent possible.

You further agree to not solicit or approach any employee of ChoiceOne or any of its direct or indirect affiliates for the purpose of inducing such employee to terminate employment with ChoiceOne or any of its direct or indirect affiliates.

          4.          You will continue as an employee of ChoiceOne, at your current base salary and benefits through the close of business on January 2, 2007. In addition, ChoiceOne will hire you as an independent contractor to provide consulting services beginning on January 3, 2007. The term of the consulting agreement shall be for two and one half years.

          5.          In consideration for your consulting services and the non-competition provisions of this Agreement, ChoiceOne will pay you a retainer of $25,000 per year, payable in equal monthly installments (less required taxes and withholdings) in addition to any payments to which you are otherwise entitled from ChoiceOne or ChoiceOne Bank. If requested, ChoiceOne will provide retiree health insurance benefits for you and your spouse during the term of your consulting agreement and will deduct the cost of such insurance benefits from the $25,000 retainer. In the event that you are terminated from your consulting position without cause, ChoiceOne will continue to pay the retainer and, if requested, provide health insurance until the end of the two and one half year term. In the event that ChoiceOne wishes to terminate you for cause, then it will provide you written notice of the event or events giving rise to cause, and give you 10 business days to cure any specified deficiency; provided, however, that ChoiceOne shall not be obligated to provide you with an opportunity to cure if the event or the events giving rise to cause are not of the type that can reasonably be cured.

          For purposes of this Agreement, "cause" means:

•	Willful misconduct materially adverse to ChoiceOne, ChoiceOne Bank or any of their affiliates;

•	Willful breach of a fiduciary duty involving personal profit;

•	Willful violation of any law, rule or regulation materially relating to the reputation of ChoiceOne, ChoiceOne Bank or any of their affiliates;

•	The order of any court or supervising agency with jurisdiction over the affairs of ChoiceOne, ChoiceOne Bank or any of their affiliates; or

•	Intentional breach of any material provision of this Agreement, including without limitation the confidentiality and non-competition provisions.

          6.          As a consultant, your responsibilities will include those services and tasks that may be reasonably requested by ChoiceOne, ChoiceOne Bank or their affiliates from time to time.

          7.          In the event of a breach of this Agreement by you, ChoiceOne, ChoiceOne Bank and their affiliates are released of their obligations under this Agreement. ChoiceOne, ChoiceOne Bank and their affiliates retain all of their rights under all other agreements between you, ChoiceOne, ChoiceOne Bank and/or their affiliates.

          8.          This Agreement shall be governed by Michigan law. This Agreement contains the entire understanding of the parties concerning the subjects addressed in this Agreement. This Agreement may not be modified except in a writing signed by the parties.

          9.          This Agreement may be assigned by ChoiceOne; provided, however, that ChoiceOne shall remain liable for all payment obligations under this Agreement. Because your agreement is personal in nature, you may not assign the responsibilities nor the payments to be received pursuant to this Agreement.

          10.          Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration before a single arbitrator in a hearing to be held in Kent County, Michigan, in accordance with the then existing rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. Nothing in this paragraph shall limit the right of ChoiceOne to seek injunctive relief in the event you shall breach the provisions of this Agreement pertaining to non-competition, confidentiality or the return of Confidential Information or company materials.

Please sign below to confirm our agreement.

Sincerely,

CHOICEONE FINANCIAL SERVICES, INC.

By	/s/ James A. Bosserd
James A. Bosserd Its President and Chief Executive Officer

AGREED:

/s/ Richard L. Edgar
	Richard L. Edgar	Date